EXHIBIT 99.1

Idaho Strategic Issues President’s Letter to Stakeholders

COEUR D'ALENE, Idaho, April 12th, 2023 (ACCESSWIRE) – Idaho Strategic Resources (NYSE American: IDR) (“IDR” or the “Company”) is pleased to provide the following President’s Letter to Stakeholders:

To the Stakeholders of Idaho Strategic Resources,

IDR’s corporate journey began when the world seemed less complicated and somewhat more certain, and I get the impression that many of us didn’t fully appreciate those ‘good times’ for what they were. Now, aside from being part of the most telegraphed rising interest rate environment in history – that apparently everyone saw coming except those charged with stress testing our banking system – our country and the rest of the world couldn’t be more complicated and uncertain. It is these macro and micro realities that provide almost daily validation and lend to support that our business plan is more relevant now than ever before. It is our belief that if the proper base is built that you will one day enjoy strengths that others cannot legitimately lay claim (pun intended). And with IDR, our well-documented ‘base’ is comprised of gold as a store of value and source of cash flow combined with the potential of an almost proprietary call option on the rare earth elements demands of the future.

It’s been said – and we agree – that there is an almost constant conversation between the past and the present, especially when operating a mine in a historic gold district. At the Golden Chest, we are advancing multiple headings in the Skookum and have two new areas of focus, the H-Vein and the Jumbo Vein. And while we do not yet know their full potential, if the motivation of our guys is any indication, we should be fine. Not long ago we had considered the Paymaster as potentially the next area of production, however as the Skookum development advanced to being more than a year ahead of schedule, the H-Vein came into play given it was now a lot closer to the new Skookum development. We developed over to the H-Vein and the first loads of ore have reached the mill. This was also done while staying within our current cost structure.

Additionally, in our own unique version of ‘as above, so below’, we are evaluating the underground potential of the ‘Jumbo Vein’ following completion of mining the same vein on the surface of the Jumbo Pit (due to encountering some significant gold assays). For reference, the Jumbo Vein was the last area/vein we produced from in the open pit. And while we will provide a more detailed update on both the H-Vein and Jumbo Vein shortly; it is worth noting that the sample from the Jumbo Vein where it enters the pit wall was 0.6 meters (m) wide (true thickness) and assayed 152 grams per ton (g/t) gold. The other potential Jumbo Vein ‘bookend’ is hole GC11-41T, located approximately 90-meters away from the pit and at roughly the same elevation. The intercept in GC11-41T is 0.9 m wide (true thickness) and assays 137 g/t gold. It’s the ‘what if’ of what may lie between these bookends that will tell the story and has everyone excited.

I recently read that ‘The half-life of decisions has collapsed, requiring more frequent evaluations of whether choices made a few months or even weeks ago still make sense.’ As Americans we’ve watched as our adversaries increase gold reserves, openly align against us, and are now formally disassociating with the dollar thus reducing their need for dollar reserves. This is not a short-term phenomenon and is obviously bullish for gold, especially when it runs concurrent with accelerated dollar printing and political division (and possibly some misdirection) here in the US. It’s almost as if some insist on playing this risky game under the assumption that we still enjoy the same negotiating leverage, and they either do not or will not recognize that the above-mentioned combination could blow up our national share structure (currency).

So, is there any good news, is any progress being made? Within IDR the short answer is yes and as Americans, the answer is also yes. As Idaho Strategic closes out the first quarter of 2023 with over $3 million in revenue, I firmly believe that the Company is in a position of strength. Beyond the steady and consistent growth of IDR’s base, the advancement of the REE industry is occurring in a manner that differs from typical commodity cycles. I believe this is confusing to some as this isn’t as much a cycle as it is an all-encompassing paradigm shift combined with an extreme lack of investible ideas that are increasingly overshadowed by a challenged reserve currency. So, at the risk of saying ‘this time is different’, I think we can all probably agree that this time everything is different.

The news that doesn’t make the news, is that there are some good people that are tackling the hard part regarding critical minerals, processing, and development. We continue to see green shoots and support throughout various agencies, colleges, and national labs. While we remain within the constraints of the process, early-stage and theoretical discussions around the path from mine to end products here in the U.S. are happening, and Idaho Strategic’s position as the largest rare earth elements landholder in the U.S. combined with the results from our 2022 REE exploration programs have afforded us a place in these discussions. For our company to control over 18,000 acres within Idaho’s Rare Earth Elements-Thorium (REE-Th) Belt and have grab samples at Lemhi Pass exceed 4% total rare earths in which over 2% is comprised solely of neodymium is considerable support to our plans. Furthermore, the Lemhi Pass area has been hypothesized to potentially contain the highest weight percent neodymium oxide content in the world, as written in historic publications by the Idaho Geological Survey.

In my opinion, mining will equate more with technology than ever before, and the future will merge mining and technology with environmental ethics/offshoring and the rights of foreign laborers. Necessity will dictate that future domestic plans will reflect more regionalization and rightly include everyone at the table from the start, however this time ‘finding a way to say no’ will not be as readily accepted. And short of sounding like an old man at the grocery store checkout, we consumers will get comfortable paying more for products knowing they were produced with quality supervision and under acceptable standards of living (and to be honest, with the loss of dollar purchasing power it will feel like we are paying more regardless of the choices we make).

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Those of us in the business of production know that a stack of bricks is not a house. I once heard that there’s a fine line between fishing and standing on the shore looking like an idiot. And these days it seems there is an increasing number of folks that loudly believe they are fishing when its plain to see that they are just standing on the shore. It’s through a combination of IDR’s history and its many decades of individual experience that we built a structure uniquely designed to run toward difficult times like these. Every missed game or birthday or anniversary due to working in remote locations because of the lack of local jobs means something to us. These are real-world conversations and are directly reflected in the culture of our company.

Thank you for your time,

John

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth elements properties (in Idaho), the largest known concentration of thorium resources in the U.S., and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,300 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REEs) with an overall land position of approximately 18,030 acres in Idaho’s REE-Th Belt. The Company’s Diamond Creek, Roberts, and Lemhi Pass REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. IDR’s Lemhi Pass REE-Thorium Project is also recognized by the USGS and IGS as containing the largest concentration of thorium resources in the country. All three projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

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Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “potential’, “estimate”, “may”, “assume” and “will” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions, or statements about future events or performance. Forward-looking information includes, but is not limited to, Idaho Strategic Resources’ expectations, intentions, plans, assumptions and beliefs with respect to, among other things, the Company’s decision to develop and explore the H-Vein and the Jumbo Vein, the economic potential and grades of the H-Vein and Jumbo Vein, the hypothesis that Lemhi Pass potentially contains the highest weight percent of neodymium content in the world, the Company’s preliminary first quarter 2023 revenue, estimated and targeted production rates and results, the expected prices of gold, as well as the related costs, expenses and capital expenditures, and the potential advancement of its rare earth elements or critical mineral resources. The Company cannot guarantee that it is the largest rare earth elements landholder in the U.S., however the Company has made the claim after reviewing the publicly available information regarding the landholdings of MP Materials, Rare Element Resources, Western Rare Earths, Ucore, and Texas Minerals. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; interpretations or reinterpretations of geologic information; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

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